MCAP ACQUISITION CORPORATION

February 24, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Todd Schiffman

Re:	MCAP Acquisition Corporation (the “Company”)

Registration Statement on Form S-1

(File No. 333-252607) (the “Registration Statement”)

Dear Mr. Schiffman,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m. on Thursday, February 25, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at (312) 258-8300 or our counsel, Jonathan H. Talcott at Nelson Mullins Riley & Scarborough LLP at (202) 689-2806.

[Signature page follows]

311 South Wacker Drive, Suite 6400, Chicago, IL 60606 • Tel: 312.258.8300• Fax: 312.258.8350

Very truly yours,

MCAP ACQUISITION CORPORATION

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]